Exhibit 11.01


EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993





                                                     1995      1994      1993


EARNINGS:

  Net income ..................................   $ 1,548   $60,729   $73,455

  Interest net of applicable income taxes on
    9 1/2% convertible subordinated debentures         52       146        89
                                                  -------   -------   -------

      Adjusted earnings .......................   $ 1,600   $60,875   $73,544
                                                  =======   =======   =======


SHARES:

  Average common shares outstanding ...........    34,793    34,509    32,359

  Dilutive effect of conversion of 9 1/2%
    convertible subordinated debentures .......        84       220       257

  Dilutive effect of stock options outstanding         11        11        61
                                                  -------   -------   -------
      Total ...................................    34,888    34,740    32,677
                                                  =======   =======   =======


PRIMARY EARNINGS PER SHARE ....................   $   .04   $  1.76   $  2.27
                                                  =======   =======   =======


FULLY DILUTED EARNINGS PER SHARE ..............   $   .04   $  1.75   $  2.25
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